Exhibit 10.3
 CHINA GREEN AGRICULTURE, INC.

February 8, 2011

Dear Mr. Fields:

This letter shall confirm our discussions pursuant to which you have indicated your willingness to serve on the Board of Directors of China Green Agriculture, Inc. effective February 8, 2011 on the terms set forth below for a term of one year unless you are re-elected at the next annual meeting of stockholders or re-appointed by the majority of the board, in which case the term is to be renewed beyond one year or until your earlier resignation or the removal pursuant to the Company’s by-laws.

Our company compensates our non-employee directors for all services they perform as a director of our company, including attendance at Board of Directors meetings and service as members of committees of the Board of Directors to which they are appointed. The details of such compensation are:

1              an annual compensation of $24,000;
2              Time-based grant of 6,000 shares subject to terms specified in the stock grant agreement as enclosed hereto;

You would also be reimbursed for all of your out-of-pocket expenses in traveling to and attending meetings of the Board of Directors and committees on which you would serve.

You may indicate your agreement with these terms by signing and dating this letter agreement and returning it to the undersigned. By signing this letter agreement, you reconfirm to the company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the company.

Very truly yours, CHINA GREEN AGRICULTURE, INC.
Signature Page
	By:	/s/ Tao Li
Tao Li
President and Chief Executive Officer

I have read and accept and agree to the above terms of Employment

/s/ Robert Fields
Signature of Robert Fields